Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), and MIPS TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.  The parties agree as follows:

1    ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2    LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability.  Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.  In addition, at Borrower’s option, so long as an Event of Default has not occurred and is not continuing, Borrower shall have the option to terminate the Revolving Line without penalty or premium, provided Borrower (i) provides written notice to Bank of its election to  terminate the Revolving Line at least fifteen (15) days prior to such termination, and (ii) pays, on the date of the  termination (A) all accrued and unpaid interest with respect to the Revolving Line through the date  of termination; (B) all remaining unpaid principal amount owing on the Revolving Line as of  the termination date; and (C) all other sums, if any, that shall have become due and payable hereunder with respect to the Revolving Line.

2.1.2 Letters of Credit Sublimit.

(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account.  Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line.  The aggregate amount available to be used for the issuance of Letters of Credit may not exceed the Availability Amount.  If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 100% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit.  Upon expiration of each such Letter of Credit, Bank shall return the cash collateral securing the Obligations relating to such Letter of Credit, to the extent not applied to such Obligation.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”).  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto, except if Bank’s gross negligence or willful misconduct is the sole reason for such error or mistake.

(b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency.  If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit.  The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate.  The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3 Foreign Exchange Sublimit.  As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”).  FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to One Million Dollars ($1,000,000) (the “FX Reserve”).  The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve.  The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”).  Any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.4 Cash Management Services Sublimit.  Borrower may use up to Ten Million Dollars ($10,000,000) of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).  Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5 [Omitted.]

2.1.6 Term Loan.

(a) Availability.  Subject to the satisfaction of the terms and conditions of this Agreement, Bank shall make one (1) term loan available to Borrower in an amount up to the Term Loan Amount on the Effective Date and up to ten (10) days thereafter.

(b) Repayment.  Borrower shall repay the Term Loan in (i) forty-eight (48) equal installments of principal, plus (ii) monthly payments of accrued interest (the “Term Loan Payment”).  Beginning on the first day of the month following the month in which the Funding Date occurs, each Term Loan Payment shall be payable on the first day of each month.  Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan

(c) Prepayment.  At Borrower’s option, Borrower shall have the option to prepay all or any portion of the outstanding principal balance on the Term Loan, provided Borrower (a) provides written notice to Bank of its election to prepay the Term Loan at least fifteen (15) days prior to such prepayment, and (b) pays, on the date of the prepayment (i) all accrued and unpaid interest with respect to the portion of the Term Loan being prepaid through the date the prepayment is made; (ii) the principal amount to be prepaid; and (iii) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement.

2.1.7 General Provisions Relating to the Advances and the Term Loan. Each Advance or Term Loan shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Loan or a LIBOR Loan; provided that in no event shall Borrower maintain at any time LIBOR Loans having more than two (2) different Interest Periods.  Borrower shall pay interest accrued on the Prime Rate Loans and LIBOR Loans at the rates and in the manner set forth in Section 2.3(b).

2.2 Overadvances.  If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the FX Reduction Amount exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess.

2.3 Payment of Interest on the Credit Extensions.

(a) Computation of Interest. Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(b) Prime Rate Loan; LIBOR Loan.  Each Prime Rate Loan and LIBOR Loan shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to the Prime Rate plus the Prime Rate Margin or the LIBOR Rate plus the LIBOR Rate Margin, as the case may be. On and after the expiration of any Interest Period applicable to any LIBOR Loan outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Loan shall, at the option of Bank, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus two percent (2.00%). Pursuant to the terms hereof, interest on each Prime Rate Loan and LIBOR Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Prime Rate Loan or LIBOR Loan pursuant to this Agreement for the portion of any Prime Rate Loan or LIBOR Loan so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Prime Rate Loan or LIBOR Loan shall be due and payable on the Revolving Line Maturity Date or the Term Loan Maturity Date, as the case may be.

(c) Default Interest.  Except as otherwise provided in Section 2.3(b), after an Event of Default, Obligations, at the option of Bank, shall bear interest two percent (2.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(d) Prime Rate Loans.  Each change in the interest rate of the Prime Rate Loans based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.  Bank shall use its best efforts to give Borrower prompt notice of any such change in the Prime Rate; provided, however, that any failure by Bank to provide Borrower with notice hereunder shall not affect Bank’s right to make changes in the interest rate of the Prime Rate Loan based on changes in the Prime Rate.

(e) LIBOR Loans. The interest rate applicable to each LIBOR Loan shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Loan, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Loan.

(f) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments when due, or any other amounts Borrower owes Bank, when due. Bank shall promptly notify Borrower after it debits Borrower’s accounts. These debits shall not constitute a set-off.

2.4 Fees.  Borrower shall pay to Bank:

(a) Loan Fee.  A fully earned, non-refundable commitment fee equal to three-eights percent (0.375%) of the Revolving Line, on the Effective Date;

(b) Commitment Fee.  A fully earned, non-refundable commitment fee equal to one half percent (0.50%) of the Term Loan Amount, on the Effective Date; and

(c) Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

3    CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Borrower shall consent to or shall have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)	duly executed original signatures to the Loan Documents to which it is a party;

(b)	[reserved]

(c)
its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)	duly executed original signatures to the completed Borrowing Resolutions for Borrower and similar resolutions for MIPS Technologies Holding LLC;

(e)	a payoff letter from Jefferies Finance, LLC;

(f)
evidence that (i) the Liens securing Indebtedness owed by Borrower to Jefferies Finance, LLC will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated.

(g)
certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(h)	the Perfection Certificate(s) executed by Borrower;

(i)	a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signatures thereto;

(j)
a pledge agreement, in form and substance satisfactory to Bank, executed by Borrower and pledging to Lender a security interest in (a) 100% of the shares of the outstanding capital stock, of any class, of each material Subsidiary of Borrower that is incorporated under the laws of any State of the United States or the District of Columbia and (b) 65% of the shares of the outstanding capital stock, of any class, of each material Subsidiary of Borrower that is not incorporated under the laws of any State of the United States or the District of Columbia (the “Pledge Agreement”);

(k)
evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(l)	payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof; and

(m)	delivery to Bank of all stock certificates and promissory notes held by Borrower within three (3) Business Days;

3.1.A Conditions Precedent to Certain Advances.  Bank’s obligation to make any Advance in excess of $3,000,000 is subject to the prior completion of the Initial Audit within sixty days of the Effective Date.

3.2 Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)	for Advances under the Revolving Line, timely receipt of a Notice of Borrowing;

(b)	for any other Credit Extension, timely receipt of any completed and executed Payment/Advance Form;

(c)
the representations and warranties in Section 5 shall be true and accurate in all material respects on the date of the Notice of Borrowing or Payment/Advance Form, as applicable, and on the effective date of each Credit Extension, except as disclosed in writing by Borrower and approved in writing by Bank; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(d)	in Bank’s reasonable discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver.

Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in Bank’s sole discretion.

3.4 Procedures for Borrowing.

(a) Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, each Advance shall be made upon Borrower’s irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance. Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Loans, and (ii) on the requested Funding Date, in the case of Prime Rate Loans, specifying:

(1)	the amount of the Advance, which, if a LIBOR Loan is requested, shall be in an aggregate principal amount of not less than $1,000,000;

(2)	the requested Funding Date;

(3)	whether the Advance is to be comprised of LIBOR Loans or Prime Rate Loans; and

(4)
the duration of the Interest Period applicable to any such LIBOR Loans included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Loans, such Interest Period shall be one (1) month.

(b) The proceeds of all such Advances will then be made available to Borrower on the Funding Date by Bank by transfer to the Designated Deposit Account or to such other account(s) as specified by Borrower and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Advances shall be deemed made to Borrower, and no interest shall accrue on any such Advance, until the related funds have been deposited in the Designated Deposit Account or such other account(s).

3.5 Conversion and Continuation Elections.

(a) So long as (i) no Event of Default or Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Loans, Borrower may, upon irrevocable written notice to Bank:

(1)	elect to convert on any Business Day, Prime Rate Loans in an amount equal to not less than $1,000,000 into LIBOR Loans;

(2)
elect to continue on any Interest Payment Date any LIBOR Loans maturing on such Interest Payment Date (or any part thereof in an amount equal to not less than $1,000,000); provided, that if the aggregate amount of LIBOR Loans shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than $1,000,000, such LIBOR Loans shall automatically convert into Prime Rate Loans, and on and after such date the right of Borrower to continue such LIBOR Loans as, or convert such Prime Rate Loans into, LIBOR Loans shall terminate; or

(3)	elect to convert on any Interest Payment Date any LIBOR Loans maturing on such Interest Payment Date (or any part thereof in an amount equal to not less than $1,000,000 into Prime Rate Loans.

(b) Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Prime Rate Loans or LIBOR Loans are to be converted into or continued as LIBOR Loans; and (ii) on the Conversion Date, if any LIBOR Loans are to be converted into Prime Rate Loans, in each case specifying the:

(1)	proposed Conversion Date or Continuation Date;

(2)
aggregate amount of the Prime Rate Loans or LIBOR Loans to be converted or continued which, if any Prime Rate Loans or LIBOR Loans are to be converted into or continued as LIBOR Loans, shall be in an aggregate principal amount of not less than $1,000,000;

(3)	nature of the proposed conversion or continuation; and

(4)	duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to any LIBOR Loans, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Loans, Borrower shall be deemed to have elected to convert such LIBOR Loans into Prime Rate Loans.

(d)  Any LIBOR Loans shall, at Bank’s option, convert into Prime Rate Loans in the event that an Event of Default or Default shall exist.  In addition, to the extent the aggregate principal amount of the Prime Rate Loans which have been previously converted to LIBOR Loans, or the aggregate principal amount of existing LIBOR Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line, then at Bank’s option, such excess amount of LIBOR Loans shall convert into Prime Rate Loans.  Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Loans to Prime Rate Loans pursuant to any of the foregoing.

3.6 Special Provisions Governing LIBOR Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Loan, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance or Term Loan on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances or Term Loans may be made as, or converted to, LIBOR Loans until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Advances or Term Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Loans due to impracticability or illegality under Sections 3.7(d) and 3.7(e)) a borrowing or a conversion to or continuation of any LIBOR Loan does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its LIBOR Loans occurs on a date prior to the last day of an Interest Period applicable to that Advance or Term Loan (other than the payment of an installment of principal in accordance with Section 2.1.6(b).

(d) Assumptions Concerning Funding of LIBOR Loans. Calculation of all amounts payable to Bank under this Section 3.6 shall be made as though Bank had actually funded each of its relevant LIBOR Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6.

(e) LIBOR Loans After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance or Term Loan be made as, or a LIBOR Loan continued as, or a Prime Rate Loan converted to, a LIBOR Loan after the expiration of any Interest Period then in effect for such Advance or Term Loan and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert into or continue as Prime Rate Loans.

3.7 Additional Requirements/Provisions Regarding LIBOR Loans.

(a) [Reserved]

(b) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Loan relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Loan (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Loan or any deposits referred to in the definition of LIBOR); or

(iii)  imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities). Bank will notify Borrower of any event occurring after the Closing Date which will entitle Bank to compensation pursuant to this Section 3.7 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7. Determinations and allocations by Bank for purposes of this Section 3.7 of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Loans, of making or maintaining LIBOR Loans, or on amounts receivable by it in respect of LIBOR Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(d) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Loans for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Loans, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Loans shall terminate; provided, however, Advances and Term Loans shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Loans.

(e) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Loans, or to perform its obligations hereunder, upon notice to the Borrower, Bank’s obligation to make LIBOR Loans shall terminate and all outstanding LIBOR Loans shall be automatically converted into Prime Rate Loans. Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Loan or to have outstanding LIBOR Loans converted into or continued as Prime Rate Loans by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

4    CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement).  If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5    REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority.  Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”.  Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral.  Borrower has good title to, has rights or leasehold interests in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein.  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate; provided that Borrower may maintain at any location not more than $100,000 in the aggregate of inventory or equipment in transit, equipment used by employees at off-site locations or other such Collateral.  In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

Borrower owns, or is licensed to use, or could obtain ownership or rights to use on terms not materially adverse to it, the intellectual property necessary for the conduct of its business as currently conducted.  To the knowledge of Borrower, each patent owned by Borrower is valid and enforceable, and no part of the intellectual property owned by Borrower has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that the use by Borrower of its intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business.  Except as noted on the Perfection Certificate (as updated from time to time by notice to Bank) and other than over-the-counter software that is commercially available to the public, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property except to the extent such prohibition on assignment is subject to 9-406(d) or 9-408 the Code.  Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by any such material license or agreement (other than over-the-counter software that is commercially available to the public).

Other than those listed on Schedule 5.2, Borrower does not own or hold any certificated securities.

5.3 Accounts Receivable; Inventory.  For any Eligible Account or Recurring Royalty Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts or Recurring Royalty Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower's Books are genuine and in all respects what they purport to be.  Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account or Recurring Royalty Account by (i) mail, electronic mail or facsimile transmission with Borrowers initiating the verification and Bank receiving such verification directly from the relevant Account Debtor, or (ii) telephone, provided that one or more officers, employees or other representatives of a Borrower initiates and conducts any telephone call regarding any such verification while Bank is present on such call.  All sales and other transactions underlying or giving rise to each Eligible Account or Recurring Royalty Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts or Recurring Royalty Accounts in any Borrowing Base Certificate.  To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts or Recurring Royalty Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights and remedies generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4 Litigation.  Except as disclosed on the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Million Dollars ($1,000,000).

5.5 No Material Deviation in Financial Statements.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Except as noted in the Perfection Certificate, Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance with applicable laws or as would not reasonably be expected to result in a material liability to Borrower.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments.  Except as disclosed on the Perfection Certificate, Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required material tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except for taxes, assessments, deposits and contributions contest in good faith by appropriate proceedings as set forth below.  Borrower may defer payment of any contested taxes, assessments, deposits and contributions, provided that Borrower (a) in good faith contests its obligation to pay the taxes, assessments, deposits and contributions by appropriate proceedings promptly and diligently instituted and conducted, and (b) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely for debt repayment and as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11           [Omitted.]

5.12           Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6    AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.  Borrower shall, and shall cause each of its Subsidiaries to, maintain its legal existence and good standing in its jurisdiction of formation and each jurisdiction in which the nature of its business requires them to be so qualified, except where the failure to take such action would not reasonably be expected to have a material adverse effect on Borrower’s and its Subsidiaries’ business or operations, taken as a whole; provided, that (a) the legal existence of any Subsidiary that is not a Guarantor may be terminated or permitted to lapse, and any qualification of such Subsidiary to do business may be terminated or permitted to lapse, if, in the good faith judgment of Borrower, such termination or lapse is in the best interests of Borrower and its Subsidiaries, taken as a whole, and (b) Borrower may not permit its qualification to do business in the jurisdiction of its chief executive office to terminate or lapse; and provided, further, that this Section 6.1 shall not be construed to prohibit any other transaction that is otherwise expressly permitted in Section 7 of this Agreement. Borrower shall comply, and shall have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

      6.2 Financial Statements, Reports, Certificates.

(a)	10Q and 10K Reports.

(i)
As soon as available, but no later than the earlier of (x) five (5) days after filing with the Securities Exchange Commission or (y) forty-five (45) days after the fiscal quarter end (other than a fiscal quarter end that is also a fiscal year end), deliver to Bank Borrower’s quarterly reports on Form 10-Q (”10Q Reports”); Borrower may deliver 10Q Reports by providing a link thereto on Borrower’s or another website on the Internet; and

(ii)
As soon as available, but no later than the earlier of (x) five (5) days after filing with the Securities Exchange Commission or (y) ninety (90) days after the fiscal year end, deliver to Bank Borrower’s annual reports on Form 10-K (“10K Reports”); provided, however, that Borrower may delay sending a 10K Report if Borrower has filed for an extension to file such 10K Report pursuant to Rule 12b-25 under the  Securities Exchange Act of 1934, as amended, but only if Borrower provides to Bank (1) company prepared, consolidated financial statements together with the completed Form 12b-25 (including all attachments) within the original time prescribed in the first sentence of this Section 6.2(a)(ii) and (2) the 10K Report upon filing with the Securities Exchange Commission.  Borrower may deliver 10K Reports by providing a link thereto on Borrower’s or another website on the Internet.

(b)
Compliance Certificate.  Together with the delivery of any 10Q Report, 10K Report or, in case a 10K Report is delayed as permitted in Section 6.2(a), company prepared financial statements together with the filed Form 12b-25 (including attachments) (or delivery of the link, as the case may be), deliver to Bank a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement;

(c)
Consolidating Financial Statements.  Together with the delivery of any 10Q Report, 10K Report or, in case a 10K Report is delayed as permitted in Section 6.2(a), company prepared, consolidated financial statements together with the filed Form 12b-25 (including attachments) (or delivery of the link, as the case may be),  deliver to Bank Borrower’s consolidating financial statements to the extent not included in the 10Q Report or 10K Report.

(d)
Annual Financial Projections.  No later than ten (10) days after approval by Borrower’s board of directors (but in any event within ninety (90) days after the end of each fiscal year), deliver to Bank Borrower’s annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(e)
Borrowing Base Certificate; Accounts Receivable and Accounts Payable Aging; Deferred Revenue.  If any Advances are outstanding under the Revolving Line, within thirty (30) days after the last day of each month, deliver to Bank a duly completed Borrowing Base Certificate signed by a Responsible Officer, with (i) aged listings of accounts receivable (by invoice date, for domestic U.S. account receivables and previously approved foreign accounts only), (ii) aged listing of accounts payable (by invoice date) and (iii) a report detailing Borrower’s Deferred Revenue.  If no Advance is outstanding under the Revolving Line, the Borrowing Base Certificate together with the reports required under Section 6.2(e)(i)-(iii) shall be due no later than five (5) days prior to the next Revolving Line Advance.

(f)
Royalty Trend Report.  Within thirty (30) days of the end of each fiscal quarter, provide to Bank a royalty trend report for Borrower’s Recurring Royalty Accounts, which report shall include (i) a listing, by customer, of all royalty revenue received during such quarter and (ii) the total of all royalties generated during such quarter.

(g)
Legal Action Report.  Deliver to Bank a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that is reasonably expected to result in damages or costs to Borrower or any Subsidiary of One Million Dollars ($1,00,000) or more;

(h)
Collateral Audit.  Allow Bank to audit Borrower’s Collateral at Borrower’s expense.  Such audits shall be conducted no more often than once every year unless an Event of Default has occurred and is continuing.

(i)	Other. Deliver to Bank all budgets, sales projections, operating plans or other financial information Bank reasonably requests;

6.3 Control Agreement.  Within thirty (30) days of the Effective Date, deliver to Bank a duly executed original Control Agreement for each account for which a Control Agreement is required pursuant to Section 6.6(b) of the Agreement.

6.4 Taxes; Pensions.  Timely file or be granted an extension to file, and require each of its Subsidiaries to timely file or be granted an extension to file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes, assessments, deposits and contributions contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  After the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6 Operating Accounts.

(a) No later than ninety (90) days from the Effective Date, and at all times thereafter, maintain its primary and its Subsidiaries’ primary domestic operating and other deposit accounts and securities accounts with Bank and Bank’s Affiliates.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates.  For each Domestic Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Domestic Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Domestic Collateral Account to perfect Bank’s Lien in such Domestic Collateral Account in accordance with the terms hereunder.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.7 Financial Covenants.

Borrower shall maintain on a consolidated basis with respect to Borrower and its Subsidiaries:

(a)
Fixed Charge Coverage.  As of the end of each fiscal quarter, a ratio of (x) EBITDA for the quarter then ended and the immediately preceding quarter minus unfunded capital expenditures during such two (2) quarters divided by (y) the sum of the same rolling 2 quarters’ scheduled payments of principal and interest on all Indebtedness (excluding the pay-off or pre-payment of Indebtedness to Jefferies Finance LLC on or before the Effective Date), which ratio shall be not less than (a) 1.25 to 1.00 for the quarters ending September 30, 2008 and December 31, 2008 and (b) 1.50 to 1.00 for all quarters ending thereafter;

(b)
Senior Debt Leverage Ratio.  As of the end of each fiscal quarter, a ratio of (x) the sum of all Indebtedness consisting of all amounts owed to banks (including the Advances and Term Loan hereunder) plus all capital lease obligations divided by (y) the annualized EBITDA calculated from the EBITDA for the quarter then ended and the immediately preceding quarter, which ratio shall be not more than 2.00 to 1.00; and

(c)
Adjusted Quick Ratio.  As of the end of each fiscal quarter, a ratio of (x) the sum of Quick Assets divided by (y) Current Liabilities minus Deferred Revenue, which ratio shall be not less than (a) 0.65 to 1.00, for the quarter ending September 30, 2008, (b) 0.75 to 1.00, for the quarters ending December 31, 2008 and March 31, 2009 and (c) 1.00 to 1.00 for each quarter ending thereafter.

6.8 Protection and Registration of Intellectual Property Rights.  Borrower shall:  (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property owned by Borrower and material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent unless Borrower shall reasonably determine that any intellectual property is not of material value or has no business value and such abandonment, forfeiture or dedication would not result in a Material Adverse Change.

6.9 Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10 [Omitted.]

6.11 Designated Senior Indebtedness.  Borrower shall designate all principal of, interest (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due under this Agreement as “Designated Senior Indebtedness”, or such similar term, in any future Subordinated Debt incurred by Borrower after the date hereof.

6.12 Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.  Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law that could reasonably be expected to have a material effect on the operations of Borrower or any of its Subsidiaries (other than anything available to the general public without charge on Borrower’s or another website).

7    NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent (which shall not be unreasonably withheld or delayed):

7.1           Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:

(a)           Transfers in the ordinary course of business for reasonably equivalent consideration;

(b)           Transfers to Borrower or any of its Subsidiaries from Borrower or any of its Subsidiaries;

(c)           Transfers of property in connection with sale-leaseback transactions;

(d)
Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower or its Subsidiaries;

(e)
Transfers constituting non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects other than territory (and/or that may be exclusive as to territory only in discreet geographical areas outside of the United States), but that could not result in a legal transfer of Borrower’s title in the licensed property;

(f)	Transfers otherwise permitted by the Loan Documents;

(g)	sales or discounting of delinquent accounts or notes receivables in the ordinary course of business;

(h)	Transfers associated with the making or disposition of a Permitted Investment;

(i)	Transfers in connection with a permitted acquisition of a portion of the assets or rights acquired;

(j)	dispositions of worn out, obsolete, uneconomic or surplus property;

(k)	leases or subleases of the real property located at Tagus Park, Av. Dr. Mario Soarez 33, 2740-119 Portu Salvo;

(l)
Transfers of intellectual property immaterial to Borrower’s business and which, in the aggregate, accounted for no more than $500,000 of revenue in the calendar year preceding each such disposition; and

(n)
Transfers of assets (other than Accounts, and Inventory (unless such Transfer is in the ordinary course of Borrower’s business)) not otherwise permitted in this Section 7.1, provided, that the aggregate book value of all such Transfers by Borrower and its Subsidiaries, together, shall not exceed in any fiscal year, $500,000.

7.2 Changes in Business; Change in Control; Jurisdiction of Formation.

Engage in any material line of business other than those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof; or permit or suffer any Change in Control.  Borrower will not, without prior written notice, change its jurisdiction of formation.

7.3 Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person other than with Borrower or any Subsidiary, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of a Person other than Borrower or any Subsidiary, except where no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, and (a) if Borrower is a party to the merger, Borrower is the surviving entity or (b) such merger or consolidation is not a Transfer prohibited by Section 7.1 hereof.

7.4 Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance.  (i) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except as is otherwise permitted by Section 7.1 hereof and except for Permitted Liens, (ii) permit any Collateral not to be subject to the first priority security interest granted herein, except to the extent any Permitted Liens have priority over the security interests granted herein, or (iii) enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except in connection with Transfers permitted in Section 7.1 hereof, customary non-assignment provisions contained in licenses or sublicenses and Permitted Liens.

7.6 Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments.  (a) Pay any dividends or make any distribution or payment in respect of, or redeem, retire or purchase any capital stock other than Permitted Distributions; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or permit Guarantor directly or indirectly to enter into or permit to exist any material transactions between Guarantor and any Affiliate of Guarantor except for (a) transactions that are in the ordinary course of Borrower’s or Guarantor’s business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable); or (b) transactions among Borrower or Guarantor and its Subsidiaries and among Borrower’s or Guarantor’s Subsidiaries so long as no Event of Default exists or could result therefrom.

7.9 Subordinated Debt.  Make or permit any payment on or amendments of any Subordinated Debt, except (a) payments pursuant to the terms of the Subordinated Debt; (b) payments made with Borrower’s capital stock or other Subordinated Debt; or (c) amendments to Subordinated Debt so long as such Subordinated Debt remains subordinated in right of payment to this Agreement and any Liens securing such Subordinated Debt remain subordinate in priority to Bank’s Lien hereunder.

7.10 Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event (other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of Pension Benefit Guaranty Corporation Reg. §4043) or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if such failure to comply or such violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8    EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default.  Borrower fails to (a) make any payment of principal on any Credit Extension on its due date, or (b) pay any interest or other Obligations within three (3) Business Days after such interest or other Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Revolving Line Maturity Date or the Term Loan Maturity Date).  During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.11 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change.  A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.  (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;

8.5 Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements.  If Borrower fails to (a) make any payment that is due and payable with respect to any Material Indebtedness and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto, or (b) perform or observe any other condition or covenant, or any other event shall occur or condition exist under any agreement or instrument relating to any Material Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto and the effect of such failure, event or condition is to cause the holder or holders of such Material Indebtedness to accelerate the maturity of such Material Indebtedness or cause the mandatory repurchase of any Material Indebtedness;

8.7 Judgments.  One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8 Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement in writing now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement in writing is incorrect in any material respect when made;

8.9 Subordinated Debt.  A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or

8.10 Guaranty.  (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor; (d) the liquidation, winding up, or termination of existence of any Guarantor (other than by virtue of a merger or liquidation into Borrower or other Guarantor); or (e) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral.

8.11           Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Change.

9    BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies.  While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments.  During the continuance of an Event of Default, if Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement to any third party or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds.  Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.  If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10    NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:   MIPS Technologies, Inc.
            1225 Charleston Road
            Mountain View, CA 94043
            Attn: General Counsel
            Fax:  (650) 567-5154
            Email: stu@mips.com

If to Bank:      Silicon Valley Bank
            2400 Hanover Street
            Palo Alto, CA 94303
            Attn: Nick Tsiagkas
            Fax: (650) 320-0016
            Email: NTsiagkas@svb.com

11    CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12    GENERAL PROVISIONS

12.1 Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2 Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing; Integration.  All amendments to this Agreement must be in writing and signed by both Bank and Borrower.  This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8 Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13    DEFINITIONS

13.1 Definitions.  As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners (if such Person is a partnership) and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reserve, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings).

 “Borrower” is defined in the preamble hereof

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is (a) Three Million Dollars ($3,000,000) plus (b) the sum of (i) 80% of Eligible Accounts and (ii) 60% of Recurring Royalty Accounts billed during the preceding fiscal quarter; provided that  the amount in clause (b)(ii) shall be no more than Six Million Dollars ($6,000,000).  Each of the foregoing shall be determined by Bank from Borrower’s most recent Borrowing Base Certificate.  Notwithstanding the foregoing, Bank may decrease the foregoing amounts or percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form of the resolutions included in Exhibit D and which resolutions were adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate substantially in the form of the certificate attached to this Agreement as Exhibit D executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that the resolutions included in such certificate are a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

 “Business Day” is any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Loan, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market, and if any determination of a “Business Day” shall relate to an FX Forward Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the foreign (i.e., non-Dollar) currency.

 “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued maturing no more than one (1) year after issue and either issued by Bank or any commercial bank that issues (or the parent of which issues) commercial paper described in clause (b), is organized under the laws of the United States or any state thereof and has combined capital and surplus aggregating in excess of $500,000,000, (d) demand deposit accounts maintained in the ordinary course of business, (e) repurchase obligations of Bank or any other commercial bank described in clause (c) above, and (f) investments in money market, mutual or similar funds 90% of whose assets are composed of securities of the type described in clauses (a) through (e) above.

“Cash Management Services” is defined in Section 2.1.4.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing forty percent (40%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period  or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Chipidea” means MIPSABG Chipidea, Lda. (formerly known as, Chipidea Microelectronica, S.A.), a Subsidiary of Borrower located in Portugal and incorporated under the laws of Portugal.

“Chipidea Share Purchase Agreement” means that certain Share Purchase Agreement, dated as of August 24, 2007, among Borrower, Atlantic Acquos, Limitada, the former Chipidea shareholders and Espirito Santo Ventures – Sociedade de Capital de Risco, SA, as shareholder representative.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Comfort Letter” is that certain letter from Borrower to Banco Espirito Santo, S.A., Lisboa, Portugal dated March 4, 2008 making reference to a certain €500,000 credit facility.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit E.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuation Date” means any date on which Borrower elects to continue a LIBOR Loan into another Interest Period.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Domestic Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Domestic Securities Account or a Domestic Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Domestic Deposit Account, Domestic Securities Account, or Domestic Commodity Account.

“Conversion Date” means any date on which Borrower elects to convert a Prime Rate Loan to a LIBOR Loan or a LIBOR Loan to a Prime Rate Loan.

“Credit Extension” is any Advance, Letter of Credit, Term Loan, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

 “Current Assets” are amounts that under GAAP should be included on that date as current assets on Borrower’s consolidated balance sheet.

“Current Liabilities” is the aggregate amount of Borrower’s current liabilities, as determined in accordance with GAAP and on a consolidated basis, but not including any liabilities with respect to (i) earn-out payments out of the Founders Deferral Escrow Account or (ii) indemnification payments out of the Indemnification Escrow Account (each of (i) and (ii) as defined in, and pursuant to, Section 2.2 of the Chipidea Share Purchase Agreement).

“Default Rate” is defined in Section 2.3(c).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue in accordance with GAAP.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300610305, maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic” means located in the United States or governed by United States, or any of its States’, law.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

 “EBITDA” shall mean, for any fiscal period, (a) Net Income for such period, plus (b) Interest Expense for such period, plus (c) consolidated income taxes of Borrower and its Subsidiaries for such period, plus (d) to the extent deducted in the calculation of Net Income, consolidated depreciation expense and amortization expense of Borrower and its Subsidiaries for such period, plus (e) other consolidated non-cash expenses, including non-cash stock compensation expense, of Borrower and its Subsidiaries for such period, plus (f) non-cash charges for the amortization of amounts in the Founders Deferral Escrow Account (as defined in the Chipidea Share Purchase Agreement) if and to the extent such amounts constitute employee compensation.

“Effective Amount” means with respect to any Advances on any date, the aggregate outstanding  principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.

“Effective Date” is the date Bank executes this Agreement as indicated on the signature page hereof.

“Eligible Accounts” means Accounts (exclusive of Recurring Royalty Accounts) which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3.  Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment.  Eligible Accounts shall not include:

(a)	Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(b)	Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c)
Accounts billed in the United States and owing from an Account Debtor which does not have its principal place of business in the United States or Canada unless such Accounts are otherwise Eligible Accounts and (i) covered in full by credit insurance satisfactory to Bank, less any deductible, (ii) supported by letter(s) of credit acceptable to Bank, (iii) supported by a guaranty from the Export-Import Bank of the United States, or (iv) Bank, acting reasonably, otherwise approves of in writing.;

(d)
Except if separately approved by Bank, acting reasonably, in writing on an Account-by-Account basis, Accounts billed and payable outside of the United States unless the Bank has a first priority, perfected security interest or other enforceable Lien in such Accounts; provided that all Accounts with Motorola Inc. and Sony Corporation, including all of their subsidiaries, shall be included in the calculation of Eligible Accounts;

(e)
Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts) that could give rise to any right of set-off or recoupment against such accounts, with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business and provided that the portion of such accounts in excess of the amounts owed to such Account debtor shall be deemed “Eligible Accounts” to the extent that such portion would otherwise be an “Eligible Account”;

(f)
Accounts for which the Account Debtor is Borrower’s Affiliate (other than any Person that is an Affiliate of the Borrower solely because a director or officer of such Person serves as a director of the Borrower), officer, employee, or agent;

(g)	[Reserved]

(h)	Accounts owing from an Account Debtor whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(i)
Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(j)
Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(k)	Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(l)
Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts) (but only to the extent of such right to offset);

(m)
Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(n)	Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust (but only to the extent of such rights);

(o)
Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(p)	Accounts for which the Account Debtor has not been invoiced;

(q)	Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(r)
Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (provided that such Accounts shall be deemed “Eligible Accounts” to the extent the chargeback is determined invalid and subsequently collected by Borrower);

(s)
Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(t)	Accounts for which Bank in its good faith business judgment determines collection to be doubtful.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Euros,” “euro” and “€”each mean lawful money of the European Union.

“Event of Default” is defined in Section 8.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reduction Amount” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations, including MIPS Technologies Holding LLC, a limited liability corporation organized under the laws of Delaware.

 “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit (but excluding accounts payable in the ordinary course of business, accrued payroll expenses accrued in the ordinary course of business and obligations in respect of time-based licenses for computer-aided design software), (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Initial Audit” is Bank’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest Expense” means for any fiscal period, consolidated interest expense (whether cash or non-cash) for Borrower and its Subsidiaries determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries.

“Interest Payment Date” means, with respect to any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan and, with respect to Prime Rate Loans, the first (1st) day of each month (or, if the first day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Loan is converted into a LIBOR Loan to the extent of the amount converted to a LIBOR Loan.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date of such LIBOR Loan, or on the conversion/continuation date on which the LIBOR Loan is converted into or continued as a LIBOR Loan, and ending on the date that is one (1), two (2), three (3), or six (6) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Loan shall end later than the Revolving Line Maturity Date or the Term Loan Maturity Date, as the case may be, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Loan.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

 “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance or Term Loan to be made, continued as or converted into a LIBOR Loan, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance or Term Loan.

“LIBOR Loan” means an Advance or Term Loan that bears interest based on the LIBOR Rate.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Loans comprising part of the same Advances or Term Loan, an interest rate per annum (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“LIBOR Rate Margin” means (a) for LIBOR Loans under the Revolving Line, two and three-quarters percent (2.75%) and (b) for LIBOR Loans under the Term Loan, three percent (3.00%).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

 “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the Uncertificated Security Control Agreement, the Unconditional Guaranty and Security Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreements between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Indebtedness” is any Indebtedness the principal amount of which is equal to or greater than $500,000.

“Net Income” means, for any fiscal period as calculated on a consolidated basis for Borrower and its Subsidiaries, the consolidated net profit (or loss), of Borrower and its Subsidiaries for such period taken as a single accounting period, as determined in accordance with GAAP.

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.2(a), substantially in the form of Exhibit G, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.5, substantially in the form of Exhibit F, with appropriate insertions.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower  assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

 “Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

 “Permitted Distributions” means:

(a)           purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements, employee stock option, restricted stock or stock option plans or other similar agreements in an aggregate amount not to exceed $500,000 in any fiscal year provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;

(b)           distributions or dividends consisting solely of Borrower's capital stock or other non-redeemable equity securities;

(c)           purchases for value of any rights distributed in connection with any stockholder rights plan;

(d)           purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(e)           purchases of capital stock pledged as collateral for loans to employees;

(f)           purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(g)           purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations;

(h)           the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions;

(i)           distributions or dividends by any Subsidiary to Borrower or, so long as not a guarantee, to another Subsidiary, or in the case of subsidiaries that are not wholly owned by Borrower or such other Subsidiary, dividends or distributions by such subsidiaries to each equity owner thereof on a pro rata basis (or on a more favorable basis to Borrower or such other Subsidiary); and

(j)           other distributions, dividends or purchases of Borrower’s capital stock in cash, provided that the aggregate amount of such distributions, dividends, or purchases made pursuant to this clause (i) during the period commencing on the Effective Date and ending on the date of determination, when combined with purchases of Subordinated Debt during such period, shall not exceed $500,000, and no Default or Event of Default exists or could result from such other distribution, dividend, or purchase.

“Permitted Indebtedness” is:

          (a) Borrower’s Indebtedness to Bank under this Agreement and any other Loan Document;

 (b) (i) any Indebtedness that does not exceed $250,000 in principal amount existing on the Effective Date, (ii) any Indebtedness in excess of $250,000 in principal amount existing on the Effective Date and shown on the Perfection Certificate and (iii) any Indebtedness listed in Schedule P-I;

         (c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(e) guaranties of Permitted Indebtedness;

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business and in respect of rehiring services, overdraft protections and otherwise in connection with deposit accounts;

(g) Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect Borrower against fluctuations in interest rates, currency exchange rates, or commodity prices (collectively, “Hedging Contracts”);

(h) Indebtedness between Borrower and any of its Subsidiaries or among any of Borrower’s Subsidiaries;

(i) Indebtedness with respect to documentary letters of credit;

(j) (i) capitalized leases and purchase money Indebtedness not to exceed $500,000 in the aggregate in any fiscal year secured by Permitted Liens and (ii) capitalized leases and purchase money Indebtedness of Chipidea which, together with item 6 on Schedule P-I, do not to exceed €1,500,000 outstanding at any time;

(k) Indebtedness of entities acquired in any permitted merger or acquisition transaction;

(l) other Indebtedness, if, on the date of incurring any Indebtedness pursuant to this clause (l), the outstanding aggregate amount of all Indebtedness incurred pursuant to this clause (l) does not exceed $500,000.

(m) refinanced Permitted Indebtedness listed in (a) through (l), provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder;

(n) bank guarantees of Chipidea, from certain Portuguese banks which in an aggregate amount outstanding, together with item 7 of Schedule P-I, do not to exceed €2,000,000, and unsecured bank loans of Chipidea, from certain Portuguese banks existing as of the Effective Date, provided that (i) the total available unsecured credit under such bank loans, together with item 8 of Schedule P-I, is not more than €2,000,000 at any time, (ii) the terms and conditions of those bank loans are identical to those in place as of the Effective Date and (iii) no more than €500,000 of such bank loans are guaranteed by Borrower pursuant to the Comfort Letter under Section (p) of this definition of Permitted Indebtedness;

(o) Indebtedness of Borrower or any of its Subsidiaries in the aggregate not in excess of $500,000 arising from agreements providing for indemnification, adjustment to purchase price, escrows, earn-outs or similar obligations, or guaranties or letters of credit, surety bonds or performance bonds securing Borrower or any such Subsidiary’s performance pursuant to such agreements, in connection with Transfers not prohibited by Section 7.1 or acquisitions not prohibited by Section 7.3 (including the acquisition of Chipidea pursuant to the Chipidea Share Purchase Agreement); and

(p) unsecured Indebtedness of Borrower in respect of the Comfort Letter (and any replacements or renewals thereof) in an aggregate amount not in excess of the amount thereof on the Effective Date.

 “Permitted Investments” are:

(a)           Investments existing on the Effective Date;

(b)           Investments in cash and Cash Equivalents;

(c)           Contingent Obligations not prohibited by Section 7.4;

(d)   Investments approved by the Borrower’s Board of Directors or otherwise pursuant to a Board-approved investment policy;

(e) (e)           (i) Investments in or to Borrower or any Guarantor by any of their Subsidiaries, (ii) investments by Borrower or any Guarantor in any other Subsidiary not in excess of $5,000,000 in the aggregate; and (iii) investments by any Subsidiary of Borrower that is not a Guarantor in another Subsidiary of Borrower.

(f)    Investments consisting of Collateral Accounts in the name of Borrower or any Subsidiary so long as Bank has a first priority, perfected security interest in such Collateral Accounts;

(g)   Investments consisting of extensions of credit to Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods, provision of services or licensing activities of Borrower;

(h)   Investments received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors;

(i)    Investments acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization;

(j)    Investments acquired as a result of a foreclosure with respect to any secured Investment;

(k)    Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;

(l)    Investments consisting of loans and advances to employees in an aggregate amount not to exceed $250,000 at any time outstanding.

(m)          joint ventures or strategic alliances consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments (net of return) by Borrower do not exceed $500,000 in the aggregate;

(n)           Investments constituting accounts receivable arising in the ordinary course of business, trade debt granted in the ordinary course of business or deposits made in connection with the purchase price of goods or services in the ordinary course of business;

(o)           other Investments not otherwise permitted by Section 7.7 not exceeding $500,000 in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) (i) Liens securing Permitted Indebtedness described under clauses (b), (m) (to the extent the Permitted Indebtedness being refinanced was secured by Permitted Liens) or (n)  of the definition of “Permitted Indebtedness” or (ii) Liens arising under this Agreement or other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)           Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or its Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) other than Accounts and Inventory, or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired other than Accounts an Inventory, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);

(d)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;

(e)           leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(f)           non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business, and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(g)           leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(h)           Liens in favor of other financial institutions arising in connection with Borrower’s deposit or securities accounts held at such institutions;

(i)           Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(j)           Liens arising from filing Uniform Commercial Code or personal property security financing statements  regarding operating leases;

(k)           Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Subsidiary; provided that such Liens do not extend to or cover any property or assets of Borrower or any Subsidiary other than the property or assets acquired and the proceeds and products thereof and were not incurred in anticipation of such Person becoming a Subsidiary;

(l)           Liens arising by operation of law of landlords and carriers, warehousemen, mechanics, suppliers, sellers, materialmen or repairmen, or other similar Liens;

(m)           easements, rights-of-way, municipal and zoning and building ordinances and similar charges, encumbrances, title defects or other irregularities, governmental restrictions on the use of property or conduct of business, and Liens in favor of governmental authorities and public utilities, that do not materially interfere with the ordinary course of business of Borrower and its Subsidiaries, taken as a whole;

(n)           any option or other agreement to purchase any asset of Borrower or any Subsidiary the Transfer of which is not prohibited by Section 7.1;

(o)           Liens arising from the rendering of an interim or final judgment or order against Borrower or any Subsidiary that does not give rise to an Event of Default;

(p)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q)           Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry or incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Contracts;

(r)           any provision for retention of title to an asset by the vendor or transferor of such asset which asset is acquired by Borrower or any Subsidiary in the ordinary course of business;

(s)           Liens not otherwise permitted, provided that (i) the amount of all such Liens is not in excess of $500,000 (with any such Lien valued as the amount of the obligation secured by such Lien) and (ii) such Liens are subordinate in priority to Bank’s Lien hereunder.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Prime Rate Loan” means an Advance or Term Loan that bears interest based on the Prime Rate.

“Prime Rate Margin” means (a) for Prime Rate Loans under the Revolving Line, one-quarter of one percent (0.25%) and (b) for Prime Rate Loans under the Term Loan, one-half of one percent (0.50%).

 “Quick Assets” is, on any date, Borrower’s consolidated, unrestricted cash and Cash Equivalents, not less than 50% of which are held in accounts of Borrower in the United States, gross accounts receivables and investments with maturities of fewer than 12 months as determined according to GAAP.

“Recurring Royalty Accounts” means Accounts which (i) arise in the ordinary course of Borrower’s business, (ii) meet all Borrower’s representations and warranties in Section 5.3, (iii) arise from recurring quarterly earned royalty fees under signed license agreements between Borrower and the licensee and (iv) accrue when the licensee ships products to its customers that are produced under such license.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

 “Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances or Term Loans.

“Responsible Officer” is any of the Chief Executive Officer, Chief Financial Officer, Treasurer, General Counsel and Controller of Borrower.

“Revolving Line” is an Advance or Advances in an amount equal to Ten Million Dollars ($10,000,000).

“Revolving Line Maturity Date” is July 2, 2009.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Subordinated Debt” is (a) Indebtedness incurred by Borrower subordinated to Borrower’s Indebtedness owed to Bank and which is reflected in a written agreement in a manner and form reasonably acceptable to Bank and approved by Bank in writing and (b) to the extent the terms of subordination do not change adversely to Bank, refinancings, refundings, renewals, amendments or extensions of any of the foregoing.

“Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.

 “Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.6 hereof.

“Term Loan Amount” is an amount equal to Fifteen Million Dollars ($15,000,000).

“Term Loan Maturity Date” is August 1, 2012.

“Term Loan Payment” is defined in Section 2.1.6(b).

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet.

“Transfer” is defined in Section 7.1.

 [Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

MIPS TECHNOLOGIES, INC.

By:  /s/ STUART NICHOLS

Name:  Stuart Nichols

Title:  Vice President, General Counsel & Corporate Secretary

BANK:

SILICON VALLEY BANK

By: /s/ NICK TSIAGKAS

Name:  Nick Tsiagkas

Title:  Relationship Manager

Effective Date:  July 3, 2008

Schedule 5.2 - Certificated Securities

Sonics, Inc.	Series D Preferred	Private company	500,000 shares
Sonics, Inc.	Warrants - Series D Preferred	Private company	250,000 shares
Stream Processors, Inc.	Series B Preferred	Private company	3,344,000 shares
Centillium Communications, Inc.	Common Stock	Public company	10,000 shares
Raza Microelectronics, Inc.	Series B-2 Preferred	Private company	633,682 shares
Fulcrum Microsystems, Inc.	Series A-1 Preferred	Private company	15,000 shares
Tzero Stock,	Series A-2 Preferred	Private company	30,488 shares
SiCortex, Inc.	Common Stock	Private company	500,000 shares

In addition, Borrower holds the stock certificates in respect of all of the outstanding equity of the following Subsidiaries:

MIPS Technologies International, Ltd.
MIPS Technologies (UK) Limited
MIPS Technologies International AG

Schedule P-I - Permitted Indebtedness

1.	Existing Indebtedness of Chipidea in an amount not to exceed €5,000,000 relating to the sale leaseback obligations for Tagus Park, Av. Dr. Mario Soarez 33, 2740-119 Portu Salvo.

2.	Existing Indebtedness of Borrower in an amount not to exceed $14,500,000 deposited in the Founders Deferral Escrow Account established pursuant to Section 2.2 of the Chipidea Share Purchase Agreement.

3.	Existing Indebtedness of Borrower in an amount not to exceed $14,700,000 deposited in the Indemnification Escrow Account established pursuant to Section 2.2 of the Chipidea Share Purchase Agreement.

4.	[Reserved]

5.
Existing Indebtedness of Borrower not in excess of $264,000 in respect of that certain letter of credit issued by Bank of America to secure Borrower’s obligations to its landlord under the lease for the real property located in Mountain View, California (and any replacements or renewals thereof).

6.	Existing Indebtedness of Chipidea in respect of capital lease and purchase money financing obligations in an amount not to exceed €1,200,000.

7.
Existing Indebtedness of Chipidea in respect of bank guarantees in an amount not to exceed €1,765,000.00, of which €566,280 is secured by restricted cash, plus NOK 167,000 (where NOK means lawful money of Norway).

8.	Existing Indebtedness of Chipidea in respect of certain bank loans from various Portuguese banks in an amount not to exceed €1,600,000.

9.	Existing Indebtedness of Chipidea in respect of certain Portuguese government subsidies in an amount not to exceed €154,000.

Exhibit A - Collateral Description

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts, Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired or whether now licensed or hereafter licensed to Borrower: (a) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing; (b) any Account, contract right, license or other General Intangible of Borrower, or any permit, instrument, promissory note or chattel paper of Borrower, if and to the extent such Account, contract right, General Intangible, permit, instrument, promissory note or chattel paper contains restrictions on assignments and the creation of Liens, or under which such an assignment or Lien would cause a default to occur under such Account, contract rights, license, General Intangible, permit, instrument, promissory note or chattel paper (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406(d), 9-407(a) or 9-408(a) of Article 9 of the Code); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and Borrower shall be deemed to have granted a security interest in, all such right, title and interests as if such provision had never been in effect;  (c) any equity interest in any of Borrower’s Subsidiaries that are not organized under the laws of the United States or any State thereof in excess of 65% of the voting securities of such Subsidiaries; (d) any intent to use application at the U.S. Patent and Trademark Office with respect to intellectual property to the extent an assignment for security purposes would void the same;  and (e) any government permit or franchise that prohibits Liens on or collateral assignment of such permit or franchise.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its assets or property, including, without limitation, any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

Exhibit B - Loan Payment/Advance Request Form

Deadline for same day processing is Noon P.S.T.*

Fax To:                                                                                                                             Date: _____________________

LOAN PAYMENT:
MIPS Technologies, Inc.

From Account #________________________________                                                                                To Account #__________________________________________________
(Deposit Account #)                                                                                                          (Loan Account #)
Principal $_____________________________________                                                                                 and/or Interest $________________________________________________

Authorized Signature:  __________________________                                                                              Phone Number:  ________________________________________________
Print Name/Title: ________________________________

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #________________________________                                                                                  To Account #__________________________________________________
    (Loan Account #)                                                                                                    (Deposit Account #)

Amount of Advance $___________________________

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:     ____________________________________                                                      Phone Number:                     ____________________________________
Print Name/Title:  __________________________________________

Outgoing Wire Request:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, P.S.T.

Beneficiary Name: _____________________________                                                                                   Amount of Wire: $_______________________________________________
Beneficiary Bank: _____________________________                                                                                    Account Number:________________________________________________
City and State:  _______________________________

Beneficiary Bank Transit (ABA) #:   _______________                                                                                      Beneficiary Bank Code (Swift, Sort, Chip, etc.):__________________________
                            (For International Wire Only)

Intermediary Bank:______________________________                                                                    Transit (ABA) #:     ________________________________________________

For Further Credit to:      __________________________________________________________________________________________________________________________

Special Instruction:      ___________________________________________________________________________________________________________________________

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: ___________________________                                                                               2nd Signature (if required): _______________________________________
Print Name/Title: _______________________________                                                                                Print Name/Title: ______________________________________________
Telephone #:__________________________________                                                                Telephone #:    _______________________________________________

* Unless otherwise provided for an Advance bearing interest at LIBOR.

EXHIBIT C - BORROWING BASE CERTIFICATE

BORROWING BASE CERTIFICATE

Borrower:  MIPS Technologies, Inc.
Lender:  Silicon Valley Bank
Commitment Amount:  up to $10,000,000
ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of ____________________	$_______________
2. Additions (please explain on reverse)	$_______________
3. TOTAL ACCOUNTS RECEIVABLE	$_______________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Amounts over 90 days due	$_______________
5. Balance of 50% over 90 day accounts	$_______________
6. Concentration Limits	$_______________
7. Foreign Accounts from account debtors not approved by Bank	$_______________
8. Governmental Accounts (unless compliance with Federal Assignment of Claims Act)	$_______________
9. Contra Accounts	$_______________
10. Promotion or Demo Accounts	$_______________
11. Intercompany/Employee Accounts	$_______________
12. Disputed Accounts	$_______________
13. Deferred Revenue	$_______________
14. Recurring Royalty Accounts	$_______________
15. Other (please explain on reverse)	$_______________
16. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS (Sum of #4 to #15)	$_______________

17. Eligible Accounts (#3 minus #17)	$_______________
18. ELIGIBLE AMOUNT OF ACCOUNTS ( 80% of #17)	$_______________

19. Recurring Royalty Accounts (RRA)	$_______________
20. ELIGIBLE AMOUNT OF RRA (60% of #19, up to $6,000,000)	$_______________

21. BORROWING BASE ($3,000,000 plus #18 plus #20)	$_______________

BALANCES
22. Maximum Loan Amount	$_______________
23. Total Funds Available (Lesser of #21 or #22)	$_______________
24. Present balance owing on Revolving Line	$_______________
25. RESERVE POSITION (#23 minus #24)	$_______________

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.
COMMENTS: By: ___________________________ Authorized Signer Date:
BANK USE ONLY
Received by: _____________________
authorized signer
Date:   __________________________
Verified: ________________________
authorized signer
Date: ___________________________
Compliance Status:                                           Yes           No

Exhibit D - Secretary’s Certificate

CORPORATE BORROWING CERTIFICATE

Borrower:  MIPS Technologies, Inc.                                                                                                                                                Date:__________________________________
Bank:             Silicon Valley Bank

        I hereby certify as follows, as of the date set forth above:

1.  I am the Secretary, Assistant Secretary or other officer of the Borrower.   My title is as set forth below.

2.  Borrower’s exact legal name is set forth above.  Borrower is a corporation existing under the laws of the State of Delaware.  [print name of state]

3.  Attached hereto are true, correct and complete copies of Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 1 above.  Such Articles/Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4.  The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action).  Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

Resolved, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories
John Bourgoin	President, Chief Executive Officer		☒
Maury Austin	Chief Financial Officer		☒
Stuart Nichols	Vice President, General Counsel & Corporate Secretary		☒

Resolved Further, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

Resolved Further, that such individuals may, on behalf of Borrower:

Borrow Money.  Borrow money from Silicon Valley Bank ("Bank").
Execute Loan Documents.  Execute any loan documents Bank requires.
Grant Security.  Grant Bank a security interest in any of Borrower’s assets.
Negotiate Items.  Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.
Letters of Credit.  Apply for letters of credit from Bank.
Foreign Exchange Contracts.  Execute spot or forward foreign exchange contracts.
Further Acts.  Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

Resolved Further, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5.  The persons listed above are Borrower's officers or employees with their titles and signatures shown next to their names.

By:
Name:  Stuart Nichols
Title:    Vice President, General Counsel & Corporate Secretary

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the Chief Financial Officer of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

By:
Name:  Maury Austin
Title:    Chief Financial Officer

EXHIBIT E - COMPLIANCE CERTIFICATE

TO:                      SILICON VALLEY BANK                                                                                                Date:  ___________
FROM:               MIPS TECHNOLOGIES, INC.

The undersigned authorized officer of MIPS Technologies, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports (or has been granted an extension to file such tax return and reports), and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.  Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required by*	Complies

Borrowing Base Certificate	If any amount is outstanding under the Revolving Line: 30 days after month end Otherwise: 5 days prior to borrowing under the Revolving Line	Yes No
A/R & A/P Agings plus Deferred Revenue	With every Borrowing Base Certificate	Yes No
10K (or link thereto)	5 days after SEC filing or 90 days after FYE	Yes No
10Q (or link thereto)	5 days after SEC filing or 45 days after FQE	Yes No
Compliance Certificate	With every 10K or 10Q report	Yes No
Consolidating Financial Statements	With every 10K or 10Q report	Yes No
Royalty Trend Report	30 days after FQE	Yes No
Annual financial projections	90 days after FYE or 10 days after Board approval	Yes No

FYE=Fiscal Year End FQE=Fiscal Quarter End * If more than one deadline is indicated, the earlier deadline is the required deadline.

Financial Covenant	Required	Actual	Complies
Maintain at the end of each quarter:

Minimum Fixed Charge Coverage (rolling two fiscal quarters’ basis)	FQE 09/30/08: 1.25 to 1.00 FQE 12/31/08: 1.25 to 1.00 Following FQEs: 1.50 to 1.00	_____:1.00	Yes No

Maximum Senior Debt Leverage Ratio	2.00 to 1.00	_____:1.00	Yes No

Minimum Adjusted Quick Ratio	FQE 09/30/08: 0.65 to 1.00 FQE 12/31/08: 0.75 to 1.00 FQE 03/31/09: 0.75 to 1.00 Following FQEs: 1.00 to 1.00	_____:1.00	Yes No

The following financial covenant analys[is][es] and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)
---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

MIPS Technologies, Inc. By: Name: Title:
BANK USE ONLY

Received by: ______________________
authorized signer
Date:           ________________________

Verified:      ________________________
authorized signer
Date:           ________________________

Compliance Status:                                           Yes     No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:  ____________________

I.           Calculation of Quick Assets

A.	Aggregate value of the unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries (not less than 50% of which are held in the US)	$____________
B.	Aggregate value of the gross accounts receivable of Borrower and its Subsidiaries	$____________
C.	Aggregate value of the Investments with maturities of fewer than 12 months of Borrower and it Subsidiaries	$____________
D.	Quick Assets (the sum of lines A through C)	$____________

*           *           *           *           *

II.           Calculation of EBITDA  (on a rolling-2 quarter basis)

A.	Net Income	$____________
B.	To the extent included in the determination of Net Income
	1. Interest Expense	$____________
	2. Consolidated income taxes	$____________
	3. Amortization expense	$____________
	4. Depreciation expense	$____________
	5. All other non-cash charges (including non-cash stock compensation expense)	$____________
	6. Non-cash charges for amortization of amounts in the Founders Deferral Escrow Account if constituting employee compensation	$____________
	7. The sum of lines 1 through 6	$____________
C.	EBITDA (line A plus line B.7)	$____________

*           *           *           *           *

III.           Fixed Charge Coverage Ratio Covenant (Section 6.7(a) of Loan Agreement)

Required:

Fixed Charge Coverage Ratio as at the last day of any period of two consecutive fiscal quarters ending with any fiscal quarters set forth below to be not less than the ratio set forth below opposite such fiscal quarters:

Fiscal Quarter Ending	Fixed Charge Coverage Ratio
September 30, 2008	1.25:1.00
December 31, 2008	1.25:1.00
March 31, 2009 and thereafter	1.50:1.00

Actual:

A.	EBITDA (from Line II.C above)	$____________
B.	Unfunded capital expenditures	$____________
C.	Line A minus Line B	$____________
D.
Scheduled payments of principal and interest on all Indebtedness (for the same two rolling quarters, but excluding the pay-off or pre-payment of Indebtedness to Jefferies Finance LLC on or before July 3, 2008)

$____________
E.	Fixed Charge Coverage Ratio	_____:1.00

Is line III.E equal to or greater than the required ratios set forth above?

_________  No, not in compliance                                                                                     __________  Yes, in compliance

*           *           *           *           *

IV.           Senior Debt Leverage Ratio (Section 6.7(b) of Loan Agreement)

Required:

Senior Debt Leverage Ratio of not more than 2.00:1.00 as of the last day of any fiscal quarter

Actual:

A.	All Indebtedness (including Advances and Term Loans) owed to banks	$____________
B.	Capital lease obligations	$____________
C.	Sum of Line A plus Line B	$____________
D.	EBITDA (line II.C above) annualized	$____________
E.	Senior Debt Leverage Ratio (line C divided by line D)	_____:1.00

Is line IV.E equal to or less than the required ratios set forth above?

              _________  No, not in compliance                                                                                     __________  Yes, in compliance

*           *           *           *           *

V.           Adjusted Quick Ratio (Section 6.7(c) of Loan Agreement)

Required:
Fiscal Quarter Ending	Adjusted Quick Ratio
September 30, 2008	0.65:1.00
December 31, 2008	0.75:1.00
March 31, 2009	0.75:1.00
June 30, 2009 and thereafter	1.00:1.00

Actual:

A.	Quick Assets (Line I.D above)	$____________
B.	Current Liabilities (as defined in the Agreement)	$____________
C.	Deferred Revenue	$____________
D.	Line B minus line C	$____________
E.	Adjusted Quick Ratio (line A divided by line D)	_____:1.00

Is line V.G equal to or greater than the number required in the table above?

                              _________  No, not in compliance                                                                                     __________  Yes, in compliance

*           *           *           *           *

EXHIBIT F - FORM OF NOTICE OF CONVERSION/CONTINUATION
MIPS Technologies, Inc.

                                                                                                Date:

To:	Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA  95054
Attention:

Re:
Loan and Security Agreement dated as of ________ ___, 2008 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between MIPS Technologies, Inc. (“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

           The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the [conversion] [continuation] of the Prime Rate Loans or LIBOR Loans specified herein, that:

1.           The date of the [conversion] [continuation] is                                            , 20___.

2.	The aggregate amount of the proposed Prime Rate Loans or LIBOR Loans to be [converted] is

$ or [continued] is $ .

3.           The Prime Rate Loans or LIBOR Loans are to be [converted into] [continued as] [LIBOR] [Prime Rate] Loans.

4.	The duration of the Interest Period for the LIBOR Loans included in the [conversion] [continuation] shall be months.

           The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a)
all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; [provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date]; and

(b)	no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

[Signature page follows.]

Borrower                                                                              MIPS Technologies, Inc.

   By:   _____________________________
   Name:  ___________________________
           Title: ____________________________

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%

EXHIBIT G - FORM OF NOTICE OF BORROWING
MIPS Technologies, Inc.

                                                                                                Date:  ______________

To:	Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054
Attention:  Corporate Services Department

Re:
Loan and Security Agreement dated as of ________ ___, 2008 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between MIPS Technologies, Inc. (“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

           The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of an Advance.

1. The Funding Date, which shall be a Business Day, of the requested borrowing is _____________.

2. The aggregate amount of the requested borrowing is $_____________.

3. The requested Advance shall consist of $___________ of Prime Rate Loans and $______ of LIBOR Loans.

4. The duration of the Interest Period for the LIBOR Loans included in the requested Advance shall be __________ months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a)           all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b)           no Default or Event of Default has occurred and is continuing, or would result from such proposed Advance; and

(c)           the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (iii) the FX Reserve, and minus (iv) the aggregate outstanding Advances.

[Signature page follows.]

Borrower                                                                              MIPS Technologies, Inc.

   By:   _____________________________
   Name:  ___________________________
           Title: ____________________________

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
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